Exhibit 10.144.1

English Translation - Certain confidential information in this Exhibit 10.144.1 was omitted and filed separately with the Securities and Exchange Commission (“SEC”) with a request for confidential treatment by Inter Parfums, Inc.

Commercial Lease Contract

between

GEMFI

and

INTER PARFUMS

Exhibit 10.144.1 - English Translation - Certain confidential information in this Exhibit 10.144.1 was omitted and filed separately with the Securities and Exchange Commission (“SEC”) with a request for confidential treatment by Inter Parfums, Inc.

TABLE OF CONTENTS

COMMERCIAL LEASE AGREEMENT

BETWEEN:

The company called "GEMFI"
limited liability company with capital of 150,000 euros
whose head office is located at 28 bis, rue Barbès - 92120 Montrouge registered in the Register of Commerce and Companies of Nanterre
under the number B 339 753 72

Represented by Mr. Serge SAINT-GENES, manager,

Hereinafter referred to as "THE LESSOR"

OF THE FIRST PART

AND:

The company called "INTER PARFUMS"
Limited company (S.A.) under French law with capital of 49,115,931 euros whose head office is located at 4 Rond-Point of the Champs-Elysées in 75008 PARIS,
registered in the Register of Commerce and Companies of Paris under the number B 350 219 382,

Represented by Mr. Philippe Benacin, President, duly empowered

Hereinafter referred to as "THE LESSEE"

OF THE SECOND PART

The Lessor and the Lessee are hereinafter referred to individually as a "Party" and collectively as the "Parties".

3

HAVING PREVIOUSLY ESTABLISHED THE FOLLOWING:

Designation of the Building

(a)
Designation of a plot of land located at Criquebeuf sur Seine (27340), the "Le Bosc Hetrel" business park and land registry section ZD number 251, 252, 254, 256, 258, 260, 262, 264, 266, 268, 56 , 57, 58, 59, 62, 63, 64, 65, 133, 135, 136, 137, 194, 270 with an area of [----------][1].

(b)	Designation of the Building

The building will represent
1/ In a first phase, an area of 31.006,16 m² net floor area comprising:
- Warehouse: 30,147.51 m² net floor area with 5 cells and technical areas,
- Offices and Common Areas: 858.65 m² net floor areas,
- Parking spaces for light vehicles: 164
The delivery date for this phase is scheduled for April 15, 2011

2 / In a second phase:
The leased area will be extended by one or two new cells of [----------²]2  for warehouse use for products of the same categories as those of the first section. This extension option is granted to the Lessee for a time period expiring April 30, 2012.
Upon exercise of this option by the LESSEE, the said extension will be delivered no later than April 30, 2013.The leased area will be extended by an extension of one OR two new cells for warehouse use of [----------]3.

all in accordance with the plans and descriptions attached hereto as Appendices 1 and 2.

Administrative authorizations

Within the context of the construction of the building, the following administrative authorizations have been requested:

(a)	Authorization / Declaration under the regulations on the classified facilities

(i)
Request for an operating license as of July 4, 2008 supplemented by a dispatch dated July 16, 2009 and a new filing dated April 30, 2010 to create and operate a warehouse allowing the storage of products of the nomenclature of the classified facilities according to the type and quantities appearing in the table below.

 Storage cells. The storage area will be divided into eight sections.

	Cells 1510/2662/2663	Cells 1412/1432	Loading Area
LOT 1	[------------------------------------		-----------------
LOT 2	--------------------------		-----------------
LOT 3	--------------------------		-----------------
LOT 4	--------------------------		-----------------
LOT 5	--------------------------		-----------------
LOT 6 7 8	--------------------------	-----------------	-----------------
TOTAL	--------------------------	-----------------	---------------][4]

1 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.1.
2 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.2.
3 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.3.
4 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.4.

The said cells will allow the storage of products corresponding to the categories of the classified facilities for the items and quantities in the table below

Category	Description of Activity	Installation capacity	Rules
1412-2-a	Storage in manufactured reservoirs of flammable gas liquids (aerosols), the total quantity possible of being present greater than or equal to 50 tons	[-----------	Authorization
1432-2-a	Storage in manufactured reservoirs of flammable liquids, the capacity equivalent being greater than 100 m3	------------	Authorization
1510-1	Covered storage (storage of products in quantities greater than 50 t) of a volume greater than or equal to 50,000 m3	------------	Authorization
1530	Storage of wood, paper, cardboard or similar combustible material, the quantity stored being greater than 20,000 m3	------------	Authorization
266	Storage of polymers (plastic materials, rubber, elastomeres, resins and synthetic adhesives), the volume possible of being stored being greater than 1,000 m3	------------	Authorization
2663-1	Pneumatics and products of which 50% at least of the total unitary mass is made up of polymer (storage of): 1. In the alveolar or expanded state such as latex foam, polyurethane, polystyrene etc.	------------	Authorization
2663-2
Pneumatics and products of which 50% at least of the total unitary mass is made up of polymers (storage of):
2.   In other cases and for pneumatics, the volume possible of being stored is greater than 10,000 m3
		------------	Authorization
2910-A-2	Installation of combusion which consumes exclusively natural gas	------------	Not submitted
2925	Battery charging area with a maximum amount of continuous current which is greater than 50 kW	------------][5]	Declaration

5 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.4.

In terms of the additional filing dated April 30, 2010, modifications were made to the initial request to adapt the required license to the Lessee's mode of operation.

This means the integration of the option to store flammable materials in the entire area of the cells provided however that the height does not exceed 5m, that the flammables are contained in glass vials with a capacity not exceeding 100 ml and for an overall quantity of less than 190 liters per pallet in accordance with the advice of the CNPP of December 18, 2009.

(b)	Building Permit

(i)	Application for a building permit dated July 18, 2008 for construction on the parcels constituting the plot of land of a building with [------------][6] of net surface area

(ii)
Building permit order issued December 2, 2008 under number 027 188 08 A0022 and authorizing the construction of the said building, final in the absence of claims by third parties and suspension by the administrative authority, hereinafter appended as Appendix 4.

The said building permit has been posted on the plot as has been noted in a statement prepared by Mr. THIERRY, Bailiff in Louviers on 15 December 2008.

It is recalled that before the date of signature of this Lease, the Lessee has provided the following documents to the Lessor:

- copy of the application for the building permit and its appendices,

- copy of the building permit order,

- copy of the current application for an operating license.

The Lessor declares have full knowledge of the elements and information contained in the above mentioned documents of which he declares himself satisfied.

6 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.6

IT HAS BEEN DECLARED AND AGREED AS FOLLOWS:

1.	DEFINITIONS-INTERPRETATIONS
1.2	Force of Definitions

The terms and expressions set out below in the body of this Contract and in its appendices shall have the following meanings:

"Appendix(ces)" means the appendix(ces) to this Contract.

"Building Architect" means the architect designated by the Lessor to monitor the status of the Building and the work of any nature whatsoever which may be carried out in the Building.

"Operating license" means the authorization to be issued by the Prefecture in accordance with the request, a copy of which has already been provided to the Lessee as well as that arising out of the additional request appearing in Appendix 3.

"Lease" means the commercial lease subject to Articles L. 145-1 to L. 145-60 and R.145-1 to R.145-33 of the Commercial Code (as well as the provisions not repealed of Decree No. 53-960 of September 30, 1953), subject of this Contract as well as all amendments to it.

"Commercial Lease" means a commercial lease subject to Articles L. 145-1 to L. 145-60 and R.145-1 to R.145-33 of the Commercial Code (as well as the provisions not repealed by Decree No. 53-960 of September 30, 1953).

"Lessor" means the person named in the beginning of this document in the first part, owner of the Building, and any beneficiary thereof.

"Building" means the building more fully described in paragraph (b) of the above preamble.

"Legitimate Reason(s) for Delay" means:

-	Days of bad weather where work is stopped; to be taken into account, these days of bad weather must have caused a real work stoppage declared by the prime contractor for the work

-	A record from the weather station closest to the worksite must show proof of one of the following three conditions:

• Cold weather: temperatures at or below 0° C or uninterrupted snowfall

• for the cranes for lifting equipment and aerial work on the roof and exterior facades, winds of 50 km/h between 6 am and 6 pm; or the presence of non-constant gusts

• rainy weather before the building is enclosed and covered, or for any work outside, precipitation greater than 10 ml of rainfall between 6 am or rainfall exceeding 20 cm in the previous24 hours

- Delays due to a general strike or specific activities related to the building construction industry or its associated industries, except strikes specific to the worksite.

- Delays due to an interruption in supplies for the worksite because of transportation strikes, demonstrations or requisitions by public authorities

- Administrative or legal injunctions to suspend or stop the work or to reduce the hours the worksite is open (as long as these are not based on negligence attributable to the Vendor or those involved in the construction operation).

- Discord arising from hostilities, acts of war, riots, terrorism, disasters and revolutions in so far as these events have actually led to a delay in the progress of the work.

- Fires and disasters affecting the site, unless they are due to fault(s) or negligence of those involved in the construction operation.

- Cases of force majeure.

These events may in any case only be regarded as legitimate reasons for delay if they are reported to the Lessee by registered letter with delivery confirmation within 8 days of their occurrence and provided that a new delivery schedule is also notified.

The implementation schedule for the delivery of the Building provided in this lease already includes a total number of 10 days of bad weather.

Considered as a case of force majeure are any of the following events that are unforeseeable, uncontrollable and totally external to the person of the Seller and or Lessor, and to any of their contractors and/or their agents, and more generally any person authorized to enter the site by the Seller and/or his contractors and/or agents.

Without the list being limiting, Parties consider notably as a case of force majeure, the following events: lightning, hurricanes, floods, earthquake or any other natural phenomena of a catastrophic nature, falling aircraft, general breakdown of the energy supply necessary to carry out the construction, popular movements, direct or indirect effects of explosions, releases of heat, radiation from the transmutation of the nucleus of atoms or radioactivity, radiation effects caused by particle acceleration.

"Charges and Accessories" means all amounts charged to the Lessee under this Contract in addition to the Rent in principal, including, and without this list having a limiting nature, Common Expenses and the amounts described in articles 78and 9

"Common expenses" means the common expenses such as:

- fees and honorariums for the Building manager, fees and honorariums for AFUL, equipment for the area and others ...

- expenses related to the operation of the Building and its equipment and its maintenance, as well as its consumption such as:  water, electricity, gas, steam, chilled water, telephone, or others, expenses related to compliance of the Building with Applicable Regulations, the cost of insurance premiums, Real Estate Taxes and charges to which the building is subject, the costs of labor, wages, benefits and payroll taxes for the personnel responsible for carrying out  tasks for services or benefits provided in the Building, etc..

"Contract" means all of the documents comprising this Contract, all of its appendices to which reference is made, any amendments or modifications (to the exclusion of all other documents and particularly those prepared or exchanged between the parties prior to the date hereof and the signing of this Contract) all of which have been signed and approved by the Parties.

"Delivery Date" means the date of delivery which is April 15, 2011.

"Effective Date of the Lease" means the date the lease comes into effect, which is June 1, 2011.

"Technical Description" means the description detailing the technical specifications, standards, the quality of materials and equipment to be used to construct the building as well as their mode of use and the general conditions for their implementation, of which a copy is attached as Appendix 2.

"Use" means the use that can be made of the Building and the activities that can be performed in it in accordance with Article5 of this Contract.

"State of the Premises" means the state of the premises established in the presence of both the Lessor and the Lessee or by judicial bailiff in the presence of the Lessor and Lessee, which will be drawn up as an inventory on the day of delivery.

"Expert" means the person designated by the parties to settle disputes related to the state of the Building at the time of delivery.

"Force Majeure" is a case of force majeure, strikes, social movements, fires, floods and other unpredictable events or uncontrollable incidents beyond the will of one of the parties, disturbances resulting from riots, revolutions, wars or disasters.

"Group" means the group within the meaning of Article L. 233-3-I of the Commercial Code.

"Building” means the building more fully described in paragraph0 of the preamble above, the Common Parts, as well as all facilities and equipment for the use of the Building or the Common Parts of it and in which the Premises are located.

"Late Payment Interest" means the interest payable on any amount owed by the Lessee to the Lessor under this Contract and not paid by the due date, at the legal rate in effect in France on the date the payment is due, plus [-------------]%7.

"INSEE" means the National Institute of Statistics and Economic Studies.

"Day(s)" means calendar day.

"Delivery" means the making available of the Premises after completion by the Lessor for the benefit of the Lessee, in accordance with the conditions set out in Article 2.3.

"Premises" means all or part of the Building more fully described and identified on the plans and in the description forming Appendix 1 and 2 and as far as these premises extend, continue and include as well as all of the facilities and equipment intended for the exclusive use of the said Premises.

"Rent" means the annual rent excluding taxes and excluding Charges and Accessories payable at any given time under the Lease, as set out in the provisions of Article 6.

"Availability" means the progressive availability of the Premises from February 15, 2011 until April 15, 2011 by cells and subject to proof of insurance by the Lessee.

"Party(ies)" means each party or all parties to the Contract.

"Common Areas" means the common parts including Building facilities and equipment, as defined in Appendix 5 (list of common areas to be established including facilities and areas for sprinklers, heating, caretaking ...) .

7 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.7.

"Lessee" means the person named at the beginning of this document in the second part, or any assignee thereof as permitted pursuant to the provisions of this Contract, to the exclusion of all other persons.

"Internal regulations" means as far as necessary the internal regulations defining the organization and management of the Building.

"Applicable Regulations" means all treaties, directives, laws, decrees, regulations, instructions, orders, circulars, codes, customs, practices, rules and standards of the industry, as well as the decisions, orders, injunctions, instructions and recommendations of the competent authorities, as applicable both to the Building and to the Parties, including notably the area of environmental protection, hygiene, public health, safety of goods and persons applicable in matters of construction, buildings, operations and occupancy of real estate property.

"VAT" means the value added tax.

1.3	Interpretation

Under this Contract and unless the context otherwise requires it:

(a)
references to articles, paragraphs and Appendices shall be construed as being references to articles, paragraphs and Appendices of this Contract and the references to this Contract including its Appendices;

(b)	references to a time of day, unless specifically indicated, refer to Paris time;

(c)	reference to a person includes his assignees and subsequent successors; and

(d)	reference to a document means this document, as it may be amended, replaced by novation or completed.

The term Lessor and Lessee defines the legal entity of the contractor, regardless of the number, the person or legal entity thereof, refers to his direct involvement or by proxy, and implies, unless otherwise expressly stated, solidarity in cases of multiple people, responding to the same denomination.

1.4	Two parts

The Parties agree to establish the Contract in two parts:

1st PART: TERMS AND CONDITIONS OF CONSTRUCTION AND DELIVERY OF THE PREMISES [BUILDING]

2nd PART: CONDITIONS APPLICABLE FROM THE DATE THE LEASE COMES INTO EFFECT

1st Part

Conditions applicable during the construction period

2.	TERMS AND CONDITIONS FOR THE CONSTRUCTION AND DELIVERY OF THE PREMISES

The following is agreed upon concerning the carrying out of the construction work and its delivery.

2.1	Time periods - specific conditions relative to the time period for Delivery comprising the first stage

The Lessor, pursuant to this Contract, is committed towards the Lessee to construct the Building [the Premises] in accordance with the Technical Specification in two phases.

The Premises [the Building] constituting the first stage will be completed and delivered to Lessee, no later than April 15, 2011.

The Deadline for Completion will be adjusted in the event of an occurrence of a Legitimate Reason for Delay beyond the 10 days included in the schedule. In the event of a Legitimate Reason for Delay, provided that these legitimate reasons for delay are reported to the Lessee by certified letter with return receipt within 8 days of their occurrence and provided that notice of a new delivery schedule is provided, the Deadline for Completion will be adjusted by a time equal to that during which the event in question would have been an obstacle to the continuation of the work.

2.2	Time periods - specific conditions relative to the time period for Delivery comprising the second phase

The Premises [the Building] constituting the second phase will be completed and delivered to the Lessee no later than April 30, 2013 in the event of the exercise of the option stipulated below.

The Lessee not having to this date taken a firm decision as to his willingness to lease the premises constituting the second phase, the construction of the latter requiring an additional building permit for the additional [-------------²]8 net floor area to the permit obtained and a modified operating license, the following has been agreed:

As of April 15, 2011, the Lessor will file an application for an additional building permit to the effect of allowing the construction of the [-------------]9 net floor area constituting the second section.

Within ten consecutive days of the filing of this application, the Lessee will then became operator and will file an application for a modified operating license. The file for the operating license will be drawn up in conjunction with the Lessor and with the environmental firm who carried out the study for the original file, the cost of which will be borne by the Lessor.

The Parties undertake to inform each other of the exchanges and responses of the administrative services during the process of completion of these files.

8 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.8.

9 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.9.

The Lessee shall have a period expiring April 30, 2012 to require the Lessor to construct the premises constituting the second phase.

The Premises [the Building] constituting the second phase will be completed and delivered to the Lessee, no later than April 30, 2013.

2.3	Completion of work - availability of the Premises

(a)	Definition of completion

The buildings will be considered to be completed when the work has been carried out and all items of equipment have been installed in accordance with the building permits, the Technical Description, the Technical Description of the Lessee's work, the rules of practice and the standards and the Applicable Regulations on the Delivery Date, taking into account the intended use and the nature of the Premises.

In this regard, it is specified, in accordance with the laws in force (Article R.261-1 of the Construction and Housing Code), and by transposition of these rules, that for the assessment of completion, non-compliance is not taken into consideration when it is not of a substantial nature. It is the same for defects which do not render the work or the equipment items unfit for use.

The defects, imperfections and non-conformities may be subject to reservations by the Lessee as described below in Article2.3(b)).

(b)	Delivery and lifting of reservations

(i)	Visit prior to the Delivery of the Premises

The Lessor will inform the Lessee, 10 days in advance and by registered letter with return receipt, of the proposed timetable for a visit prior to Delivery, at least 10 days before the date set out as the Delivery Date.

Its purpose is to allow the Lessee to formulate his observations on the performance of the work.All installations, adjustments, tests and checks must be completed by the Delivery Date (it being understood that the adjustments relating to heating and air conditioning if they exist will be made after the Date of Delivery if they cannot be made before the Date of Delivery given the climatic conditions existing at that date).

The Lessor undertakes to declare in the statement of acceptance of the work to be concluded between the Lessor and the Builder, all of the observations made by the Lessee during the visit and not withdrawn on acceptance.

(ii)	Procedure for Delivery and Date of Delivery

The Lessor shall convene the Lessee by registered letter with return receipt sent at least ten (10) Business Days before the date of delivery.

The statement which will be drawn up between the Parties will serve as an inventory of the premises, and will declare the Delivery of the Premises with or without reservations by the Lessor. The statement will be established between the parties or by a bailiff at the Lessee's expense.

In the event that the Lessee does not attend this meeting, there will be a second notice sent by registered mail with return receipt at least ten (10) Days in advance or by Bailiff Three full days in advance. In the event that the Lessee is present at this second meeting and he gives his agreement on the state of completion, the Building will be deemed to have been Delivered on the date set out for the first meeting.

In the event that the Lessee is not present at this second meeting, the Building will be deemed to have been made available on the date set out for the first meeting. Failing establishment of a statement of Delivery due to the non-attendance of the Lessee on the scheduled date for Delivery referred to above, the Premises shall be deemed completed under the conditions of Article 2.3, without prejudice to the lifting of any possible reservations made by the Lessee during the Prior Visit.

In the event of disagreement between the Parties on the state of completion in accordance with the definition referred to above in Article 2.3, the Parties will submit to the decision of the Expert appointed by mutual agreement between the parties or by a Summary Order at the request of the most diligent party who will be responsible for this finding and which will, where applicable, prescribe the work required for completion.

The Expert must render its decision at the latest within one month from the date of his appointment.

The decision of the Expert shall be final and shall not be subject to any form of redress. It will be up to the Expert to designate the Party who shall bear the consulting costs and fees.

If the expert concludes the completion of the construction in accordance with the contractual definition referred to in Article 2.3 above, the Delivery will be deemed to have occurred on the date specified in the first notice of meeting by the Lessor as referred to above and all charges resulting from the intervention of the Expert shall be borne by the Lessee.

In the contrary situation, the Lessor shall make or have made the work prescribed by the Expert to achieve completion and will reconvene the Lessee in the manner prescribed above, the costs resulting from the intervention of the Expert then being borne by the Lessor.

The Lessee may not require any work in the Premises after Delivery as visible defects, with the exception of those which have been subject of reservations.

(iii)	Lifting of reservations

The Lessee may possibly formulate reservations during the Prior Visit and/or Delivery with respect to defects, imperfections and/or non-conformities

The reservations formulated by the Lessee and/or by the Lessor must be lifted no later than July 25, 2011.

From the time of the lifting of the last reservations, the Lessee can no longer require the Lessor to do any rework, either for poor workmanship or non-conformity with respect to the reservations made upon Delivery.

The Lessee will nevertheless bring to the Lessor's attention any disorder/defects that he is aware of, which could be repaired under the guarantee of perfect completion due to the Vendor by companies. The Lessor shall ensure that the Seller takes action against the companies concerned as soon as possible when necessary or upon request of the Lessee to the extent that such disorders/defects relating to the work will be covered by this guarantee.

Once all reservations have been lifted, the Lessor shall notify the Lessee by registered letter with acknowledgment of receipt and with this notification shall convene the Lessee with a prior notice of fifteen (15) calendar days to a visit in order to certify the removal of the said reservations.

A statement of the lifting of the said reservations will be established between the Parties and will establish the statement of Delivery.

In the event of disagreement between the Parties on the lifting of all reservations raised at the Prior Visit and/or on Delivery, the Parties shall submit to the decision of the Expert, who will be responsible for determining whether all reservations raised at the Prior visit and/or on Delivery have been lifted.

The Expert must render its decision at the latest within one month from the date of his appointment.

The decision of the Expert shall be final and shall not be subject to any form of redress. It will be up to the Expert to designate the Party who shall bear the consulting costs and fees.

(iv)	Access to the Premises by Lessor or its companies after the Date of Delivery.

The Lessor may involve companies responsible for the lifting of the reservations in the Premises provided that such companies comply with the rules and regulations which may be reasonably imposed by the Lessee.  The companies will make their best efforts to minimize disruption to the use of the Premises by the Lessee.

The Lessee is obliged to allow these companies to enter the premises any day of the week, at reasonable times, in order to proceed with the lifting of the reservations and undertakes to make his best efforts to facilitate the involvement of the Lessor's companies.

The Lessee may not claim any compensation due to the inconvenience caused by the presence of such companies to carry out the lifting of reservations in application of this article.

- Availability and Delivery of the Premises

As of February 15, 2011 the Building will be made available to the Lessee so that he or his companies may carry out their own work and install their own processes at the Lessee's expense for which they are responsible to obtain insurance under the terms of Article 7.8.

The Availability will take place cell by cell after the foundation has been poured and dried.From the time that cell by cell becomes available in the order indicated in the plan comprising Appendix 7, the Project Manager may begin to carry out his own work.

Such Availability shall not prevent the Lessor's companies from carrying out their work in the area.

During this period the Lessee shall have carried out by his own providers and companies only work for the refurbishment and installation of his processes in the warehouse.

It is further specified here that the facilities provided will not be completed within the meaning of this Contra ct, but only covered by steel framing and enclosed by single skin sheet cladding and the floor foundation poured and clean and dry.

Prior to the availability of each cell, an inventory of the premises will be drawn up between the parties.

While all or part of the building is made available to the Lessee or to his companies or service providers before the delivery of the building, these last will be responsible for the protection and guarding of all materials or equipment

All of the companies selected by the Lessee must comply with all of the site regulations.

The Lessee will manage the expanding health and safety mission, and must establish an update of the General Coordination Plan with the Promoter’s construction coordinator and subscribe to any necessary insurance for a policy covering any damages which may result from the involvement of the companies that he has selected and for whom he will assume liability.

In addition, the Lessee shall communicate to the Lessor the amount of the development work that he is undertaking so that the Lessor may subscribe to any additional and necessary insurance policies

The additional premium arising from this work will be reinvoiced by the Lessor to the Lessee.

Delivery of the Building will take place April 15, 2011 with the Lessee being responsible for the proof of insurance under the terms of Article 7.8, the effective date of the lease being postponed to June 1, 2011.

2.4	Modifications and additional work

In the event that the Lessee, after the signing of this Lease and prior to the completion of work, would like to make changes to the plans and specifications or have additional work carried out, he must make this request to the Lessor who will, in conjunction with the builder, assess whether the requested work is feasible.

The Lessor, if the changes can be made, will indicate to the Lessee the potential impact on the Rent and the time period for Delivery, and the agreement between the Parties shall be set out in a written amendment.

2.5	HEQ AFILOG 1* certification

In order to obtain HEQAFILOG 1* certification of the Building, the Lessor and the Lessee have defined by common agreement the terms and conditions of their respective commitments to achieve this goal.

The Lessor has defined in terms of an Appendix hereto the additional elements of the construction program required in order to obtain this certification. The builder has evaluated this additional investment, which represents a budget of approximately €[-------------]10 (Appendix 9).The additional elements set out in this statement are enunciative and may be substituted for others insofar as concerns the external factors and the CMV, as part of the certification process which will be cared out.

The compliance audit will be conducted by the ELAN office which will coordinate the program certification and develop a charter based on the retained AFILOG reference criteria.This Charter will define the objectives and means of implementation and the respective obligations of the Lessor in his capacity as Project Manager and the Lessee as an operator.It will be signed by both parties and will become, upon ratification, an appendix to the Lease.

In consideration of the economies for operating expenses, the Lessee has agreed to participate in this investment for up to € [-------------]11.

This sum shall be paid to the Lessor when the certificate of compliance for the equipment additional to the specifications is obtained, issued by the ELAN office.

Each of the parties undertakes to make his best efforts to obtain this certification.

2.6	Surface Area Tolerance

In the event that the surface area as it will be measured by the Surveyor under the conditions described above is less by more than [-------------]12% of the surface area defined in the lease by the Lessor, the rent will be reduced by € [------------]13/ M² net floor area for the missing area, beyond the threshold of [-------------]14%.

2.7	List of documents to be provided by the Lessor to the Lessee

The following documents shall be delivered by the Lessor to the Lessee as and when they are drawn up and at the latest within [three (3)] months following the Date of Delivery:

-	DIUO (post-construction works file)

-	DOE (construction specifications file)

10 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.10.
11 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.11.
12 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.12.
13 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.13.
14 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.14.

2.8	Failure to carry out reciprocal commitments

Obligation to take on the Lease

Within two months of the signing of the lease, the Lessee must provide a bank guarantee for the payment of a security deposit equal to [-------------]15 months’ rent before taxes, the Payment of this security deposit is due on the day the lease comes into effect.

Without prejudice to any right to compensation for damages suffered by the Lessor, it is understood that in the event of refusal to lease the goods delivered without good reason (notably in the event of non-conformity of the goods to this Contract or in the absence of an operating license), the Lessee will be liable for all of the rents and charges until the end of the time periods for which leave has been renounced.

As such, the Lessee agrees to pay irrevocably as a provision against the amount for which it would be recognized as liable for the damages suffered by the Lessor in the event that it defaults on its commitment to lease the property delivered, an amount representing the aggregate of 12 months of rent/before taxes and an amount of € [-------------]16/before taxes representing the cost of the specific arrangements made for his establishment in the facility during construction of the building to meet his process requirements.

The said sum will be payable upon the first request by the Lessor and payable within fifteen days of the receipt thereof.

Failing this payment under the conditions set out above, the Lessee shall be liable for an additional lump sum payment by full right of the law of -------------]17% of this amount.

Delayed Delivery

In case of delay in delivery not exceeding a period of one month and for any fact not attributable to a legitimate reason for delay, the Lessor shall be liable by full right of the law for compensation of € [-------------]18 before taxes per day of delay. This compensation shall be without prejudice to any right to compensation for damages suffered by the Lessee.It will be paid by the Lessor to the Lessee on the day of delivery.

In the event of a delay in delivery exceeding [-------------]19, the Lessor irrevocably undertakes to pay as compensation, an amount equivalent to [-------------]20 rent credited against the amount of compensation for damages suffered by the Tenant which would be obtained by any legal remedy in respect of the damages suffered. The said sum will be payable upon the first request by the Lessee and payable within fifteen days of the receipt thereof.

15 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.15.

16 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.16.

17 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.17.

18 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.18.

19 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.19.

20 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.20.

Relationship between the parties during construction

In the event of the sale of the building before the completion of construction, GEMFI will remain the sole interlocutor for INTER PARFUMS until the perfect delivery of the premises and will remain the guarantor towards the Lessee for all obligations resulting from this contract and the lease.In addition, all of the said commitments will be binding upon the purchaser for the benefit of the Lessee.

2nd Part

Conditions applicable from the Effective Date of the Lease

3.	LEASE

The Lessor provides a Commercial Building Lease to the Lessee who accepts it for its duration, subject to the rent being paid for the leases below as well as the charges and conditions hereafter set forth, summarized in the following specific conditions as well as those which may arise from law and custom, that the Lessee undertakes to observe and this under penalty of immediate termination of the Lease in accordance with Article 9 of this Agreement and without prejudice of any other compensation and damages-interest.

The parties expressly submit the Leases to Articles L. 145-1 and following and R.145-1 and following of the Commercial Code and the provisions not repealed of Decree No. 53-960 of September 30, 1953, intending that the leases be subject to the statutes for commercial leases.

4.	DURATION - DATE OF ENTRY INTO FORCE

4.1	Effective Date of the Leases

DURATION OF THE LEASES:

1) For the 4 cells representing [-------------]21 of net floor area and [-------------]22 net floor area for use as office space and social space corresponding to Lot Nos. 1 to 4 on the map attached as an appendix hereto, the main Lease will take effect on June 1, 2011 and will be extended for a fixed and irrevocable 9 full and consecutive years and the Lessee expressly waives his right to give notice during this fixed term of nine years after it takes effect such that the rental of these 4 cells and premises have a minimum duration of nine years.

2) For a cell of approximately [-------------]²23 net floor area corresponding to Lot No. 5 on the plan attached as an appendix hereto, the Lease shall take effect from June 1, 2011 and will be extended for a fixed and irrevocable term of 6 full and consecutive years, the Lessee renouncing from the time of this Contract his ability to give notice of termination during this term of six years following the effective date such that the rental of this cell has a minimum duration of six years.

3) Upon exercise of the option of extension applying to one or two cells consisting of [-------------]24 of net floor area per the plan attached as an appendix hereto, the Lease will be extended under the same terms and conditions for a period of 9 years from the Delivery of this additional surface area with a duration of a minimum of four years, the Lessee renouncing from this time forward his ability to give leave of notice for a period of 4 years following its delivery.

21 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.21.

22 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.22.

23 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.23.

24 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.24.

The Lessee may give notice to the Lessor by extrajudicial process at least six (6) months in advance for each of the terms set out above.

The Lessor may terminate the leases, by extrajudicial process, as provided by law and as provided in this Contract, in particular in Article 9.

If renewed, the Parties agree that the lease renewal will be for nine (9) full and consecutive years with the possibility for the Lessee to terminate the renewal at the end of the third year and the sixth year.

4.2	Taking possession

The Lessee will take possession of the Building as of April 15, 2011, the date of Delivery, the prior period being defined as a single period of availability for the carrying out of the Lessee's own work and the installation of his processes, the effective date of the lease being deferred to June 1, 2011.

5.	USE OF THE BUILDING

5.1	Use of the Building

The building may only be used for the exclusive storage of products that meet the criteria for which the operating license will be issued.

5.2	Permitted Activities

The Lessee may only exercise warehousing, logistics operations and office operations related to this activity in the Building.

As an essential and determining condition without which the Lessor would not have entered into this Contract, the Lessee undertakes unless otherwise agreed and in writing from the Lessor, to retain the building for its intended use, to the exclusion of any other use or activity of any kind, extent and duration such that it is, under penalty of termination of the Lease by the Lessor, as he sees fit.

The Lessee may not, under any pretext, alter or modify, even momentarily, the nature of the activity exercised in the Building or add related or additional activities without having complied with the procedure provided for this purpose by Articles L. 145-47 to L. 145-55 of the Commercial Code.

The Lessee may carry on his activities in the Building in a personal, constant and uninterrupted manner barring the implementation of the termination clause set forth below, subject to the provisions of Article 7.1 below.

6.	RENT - CHARGES AND ACCESSORIES - VAT - PAYMENT - INDEXATION - SECURITY DEPOSIT

6.1	Rent

The Lease is entered into and accepted provided that an annual Rent is paid from the time the lease takes effect of € [-------------]25/m² net floor area increased by a rent supplement of € [-------------]26/m²net floor area excluding VAT, for paved areas corresponding to norm T34 category 1, payable quarterly in advance. Taking into account the exemption granted by the LESSOR, this rent shall be payable only from the [-------------]27 month following the effective date of the lease, which will be indexed in accordance with Article 6.5 below

For the one or two cells covered by the option to extend the subject of the lease, the rent on the date of delivery will be set at the base value above updated for the effect of any variation in the index of construction costs, on the day of their delivery in application of Article 6.5 below.

6.2	Charges and Accessories

In addition to the Rent, the Lessee shall pay to Landlord all Charges and Accessories and more generally any sums due under this Contract in such manner that the Lessor shall not be pursued and shall be held harmless and that the rent is still perceived to be net of all fees and charges whatsoever by the Lessor, subject to the provisions of Article 7.6 of this lease.

6.3	VAT

The rent in principal, the Charges and Accessories are exclusive of VAT.The Lessor having decided to opt for the VAT, the Lessee agrees to pay, in the hands of Lessor, the amount of the VAT payable on the rent, Charges and Accessories, or any other taxes or new taxes, in addition or as a replacement, at the rates in effect on the day the VAT is payable or any tax that is substituted for it.

If for any reason whatsoever or due to a change in the law, the sums owed by Lessee under this lease became subject to the tax on leases or to any other tax or fee, the Lessee shall bear the expense in addition to the rents, Charges and Accessories.

6.4	Payment of the Rent, Charges and Accessories and the VAT

The Lessor will send the Lessee a quarterly invoice with a breakdown of the amounts payable in respect of rent, Charges and Accessories and the VAT.

(a)	Date of payment of rent

The rent and the associated VAT will be payable per quarter quarterly and in advance on the first day of each calendar quarter.If the first day of a calendar quarter is a Sunday or a statutory holiday, payment must take place on the last business day preceding this Sunday or this statutory holiday.

[For the calendar quarter in progress on the date the Lease comes into effect, the Lessee shall pay no later than within a time period of fifteen (15) Days the proportion attributable to the period of occupancy during the said quarter.]

25 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.25.

26 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.26.

27 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.27.

(b)	Date of payment of Charges and Accessories

(i)	Provisional payments

The Lessee shall pay the Charges and Accessories, plus the VAT, at the same time as the rent and under the same conditions, by the payment of a provisional payment calculated quarterly by the Lessor, based on the budget estimates prepared by him for each year.

In the event that during the year, the aforementioned provisional payment is found to be insufficient, the Lessor will adjust the amount of this provisional payment and shall notify the Lessee of the adjusted amount of the provisional payment with the supporting documents. The Lessee will pay the amount claimed to the Lessor within fifteen (15) days after receipt of the notification.

(ii)	Financial statements

The Lessor shall prepare and provide to the Lessee on or before the end of the second quarter of each year, a statement of financial accounts for the Charges and Accessories applying to the previous year, and will make available to the Lessee all supporting documents for a period of two (2) months after receipt of the said notice by the Lessee. The parties shall have a time period of two (2) months after receipt by the Lessee of the said notice, to question or express reservations with respect to the financial statements for the Charges and Accessories.Beyond the time period of two (2) months mentioned above, the said financial statements will become final without one or other of the parties being able to dispute them.

If the provisional payments made by the Lessee prove to be less than the actual Charges and Accessories appearing in the financial statements referred to above, the Lessee agrees to pay the Lessor, within fifteen (15) Days from the receipt of the Lessor's request, any additional amounts that may be required.In the event that the provisional payments made by the Lessee exceed the amount of the actual Charges and Accessories appearing in the financial statements referred to above, the overpayment will be deducted automatically from the requests for provisional payments for the current year.

(iii)	Financial statements at the end of the Lease

In the event that for whatever reason the Lessee leaves the Building, the Lessor shall prepare and provide to the Lessee a statement of accounts at the end of the Lease which includes the Charges and Accessories and any amounts which may be owed by the Lessee under Article 8 within a time period of three (3) months from the date on which the amounts due under Article8shall be determined. The amount appearing on the financial statements at the end of the lease will be deducted automatically from the provisional payments made by the Lessee.

If the amount of the provisional payments made by the Lessee up to his departure prove to be less than the amount owed by the Lessee, the amount corresponding to that difference will be deducted automatically from the security deposit.In the event that the security deposit is insufficient, the Lessee shall pay to Lessor the amount of the difference within a time period of one (1) month after receipt by the Lessee of the notification of the financial statements at the end of the Lease.

If the amount of the provisional payments paid by the Lessee to the Lessor exceed the amount appearing on the financial statements at the end of the Lease, the Lessor shall return to the Lessee the excess amount within a time period of one (1) month after the receipt of the letter of agreement Lessee on the financial statements at the end of the lease unless other sums are payable by the Lessee to the Lessor for other reasons by virtue of this Contract.

(iv)	Payment Methods - Discharge of debts

The Lessee shall make all payments by automatic bank transfer, to the head officer of the Lessor or to any other place notified by him to the Lessee.

The cost of the transfers will be borne by the Lessee.

Any payments made by the Lessee to the Lessor under this contract shall have a liberating effect on the day on which the Lessor has at his disposal the sums which are subject of the payment, as a consequence, a payment shall be deemed to have been made only after such date.

(v)	Failure to make payment on the due date

A failure to make payment of a single term of rent, the Charges and Accessories, and more generally any sums due under this Contract on the due dates set out or as notified by the Lessor to the Lessee, will lead to the sums due being increased automatically and without any formality by Late Payment Interest, all of these being invoiced with the VAT, without this increase leading to an extended time period for payment, from the due date until the date of payment.

In the event that the failure to pay exceeds fifteen (15) Days from the due date set out, all amounts payable will be increased by a lump sum payment automatically in the form of a penalty of [-------------]28, plus VAT, plus Late Payment Interest, without any need for any notification or warning notice, and without prejudice to the application of the resolutory clause set out in Article9 below.

6.5	Indexation

(a)	Index

The Parties agree to index the rent according to the change in the National Cost of Construction Index published quarterly by INSEE, the two parties acknowledging that this index is directly related to this Contract, without prejudice to the provisions of Articles L. 145-37 and L. 145-38 of the Commercial Code.

If for any reason, the index chosen above ceases to be published, it will be replaced by the index which will be officially substituted for it.If necessary, linking indexes will be calculated by the Parties.In the absence of an official index substitution, an index will be selected by mutual agreement between the Parties.

28 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.28.

Failing agreement on the choice of a new index to adopt, the parties shall rely on the decision of an expert to be appointed by order of the President of the District Court for the area in which the Building is located on the request of the most diligent Party.The fees and honorariums related to this application and to the order shall be borne equally by each of the Parties.

Here it is specified here that this Article is an essential and determining condition of the Lease without which it would not have been entered into.

(b)	Calculation of indexation

The rent excluding VAT will be adjusted automatically by the Lessor every year on the anniversary date of the Lease. The rent will vary according to the same percentage as the variation in the chosen index. The change in the index will be considered both in the event of an increase as in the event of a decrease in the index.

However, in no case will the application of indexation result in a rent less than the initial rent. The base index retained for the duration of the Lease will be the last index published on the date the lease comes into effect and the index of comparison will be the last index published on the anniversary date of the date that the lease takes effect.

The indexation calculation will be based on the following formula:
L1   =           LxI1
I

in which

L1       equals the new rent

L is equal to the initial rent set out in Article 6.1

I is equal to the base index: the last index published on the date the lease comes into effect

I1        is equal to the revision index

Upon publication of the comparison index, the Lessor shall notify the Lessee of the amount of the new rent and possibly a statement of adjustment in the event that the comparison index is published late. The Lessee shall pay to Lessor within fifteen (15) days from the receipt of the statement of adjustment all accrued additional rent.

Capping of the escalation clause:

It is agreed between the parties that in consideration of the Lessee belonging to the INTER PARFUMS Group, the Lessor agrees to cap the variation to the decrease or increase observed from one year to another. This cap will be applied whenever the variation of the index does not exceed [-------------]29. In this case, the increase or decrease resulting from indexation will be applied to the rent only by up to one half.

In the event that the variation of the index exceeds [-------------]30 as a decrease or an increase, the parties undertake to come together in order to determine the percentage change to be applied in consideration of the effects of the situation.

29 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.29.

30 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.30

The application of this capping mechanism will cease in any event from the moment that the Lessee is no longer part of the INTER PARFUMS Group.

In addition, it is agreed that in no case will the application of indexation on this basis have the effect of determining an amount of rent below the amount of the initial rent.

6.6	Security deposit

On the day of Delivery the Lessee shall pay to the Lessor a sum equal to [--------------------]31  of rent (exclusive of taxes) as security against (i) payment of all sums payable by the Lessee to the Lessor under this Contract, including in particular the rents, Charges and Accessories, including any Late Payment Interest, penalties and damages, (ii) proper execution of the articles and conditions of this Contract, (iii) the restoration of the Building at the end of the Lease in the conditions set out in Article 8 of this Contract and in accordance with their Use.

The security deposit shall in no way be used by the Lessee for the payment of rent including the last rent.

The security deposit will be adjusted annually in the same proportion as the main rent, in application of Article 6.5 above, so that it corresponds to an amount equivalent to [-------------]32 month's rent excluding VAT

In no case, will the security deposit bear interest for the benefit of the Lessee, the main rent, moreover, having been set taking into account this provision.

The Landlord may charge in full light of the law, if necessary, the amounts appearing in the financial statements at the end of the Lease set out in Article6.4(b)(ii) against the security deposit. The balance of the security deposit, if any, will be returned to the Lessee within one (1) month after receipt of his letter of agreement on the financial statements at the end of the Lease set out in Article 6.4(b)(ii)

The Lessee agrees that the security deposit paid to the Lessor will be delivered to the acquirer of the Building in the case of transfer and renounces any claim against the Lessor for repayment of the deposit after the transfer of the Building, the Lessee's rights being preserved against the acquirer of the Building.

In addition, the Lessee shall furnish the Building and keep it constantly filled with furniture, equipment and stock, in sufficient quantity to meet the payment of the rent, Charges and Accessories and to carry out the charges and conditions of this contract.

7.	CHARGES AND CONDITIONS

7.1	General terms of use

(a)	Occupation of the Premises

(i)	The Lessee shall occupy the Premises himself, peacefully and in accordance with:

(A)	Articles 1728 and 1729 of the Civil Code;

31 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.31.

32 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.32.

(B)	the Use set out Article5 of this Contract, to the exclusion of any other occupation or use, and

(C)	Internal Regulations if applicable.

(ii)
The Lessee shall have the right to subcontract all or part of any logistic services by any logistician of his choice and if choosing a single logistics provider to transfer the operating license; the occupation corresponding to this sub-contracting will in no case be considered by the Lessor as a sub-lease.

(iii)
The Lessee shall comply with all requirements of the city and police which are usually required of tenants and shall comply strictly for the conduct of his business and the carrying out of all work required by Applicable Regulations with respect to roads, safety, inspection of work, urban planning, sanitation, safety, environment, means of firefighting and the monitoring and guarding of the building.

(iv)
The activities of the Lessee shall not give rise to any violation, or any claim or complaint from anyone whosoever, particularly from the neighboring buildings. The Tenant must take responsibility as his personal affair and bear alone the consequences of the complaints made about him to the Lessor, so that the former is held harmless and is secured by the Lessee against any consequences that may result.

(v)	The Tenant agrees to submit to all measures of order and cleanliness of the Building.He shall not deposit or store goods or articles on green space and/or points of access.

(vi)	The Lessee will ensure that suppliers use the space reserved for deliveries so as not to obstruct access to the Building.

(vii)
He will neither deposit nor store any objects in the parking spaces reserved for visitor vehicles, nor perform any repairs, maintenance, testing, cleaning or washing of cars in these areas.Vehicles will operate at reduced speed in the parking areas.

(viii)	[The Lessee will be personally responsible and in an appropriate manner for the guarding and supervision of the Building, the Lessor having no obligation or responsibility in this regard.]

(b)	Conditions of standing

The Lessee agrees not to do anything that will impair or diminish the proper appearance that the Landlord intends to retain for the Building.

(c)	Administrative authorizations

The Lessor shall transfer to Lessee or the Logistician chosen by the Lessee the operating license

(i)
The authorization provided to the Lessee to exercise the activities described in Article 5.2 of this Contract shall not imply on the part of the Lessor, nor on the date of this Contract, or during the course of the Lease, any guarantee  for the obtaining of subsequent administrative authorizations necessary for the exercise of such activities.

Accordingly, the Lessor shall not be held responsible for any refusal or delay in obtaining these approvals.

(ii)
The Lessee will be personally responsible to obtain any administrative authorization for the exercise of his activities with the exception of the operating license previously cited, for which the Lessor is committed, the issuance of this authorization being due in respect of the obligation to deliver a Building compliant with the activity exercised and the payment of all sums, fees, taxes and others which may be claimed in exchange for the granting or maintaining of such licenses and related to the activities exercised  in the Building, the use of the building, particularly in application of the laws with respect to construction permits, use of premises as warehouses, premises receiving the public, health, safety, cleanliness, etc..

The Lessee agrees not to engage in any new activity subject to licensing without obtaining such prior authorization. He agrees to provide to the Lessor, upon request of the latter, a photocopy of all supporting documents relating to applications and administrative authorizations obtained for the exercise of his activities.

The Lessee guarantees the Lessor against any conviction, any direct or indirect damages resulting from the fact of failing to comply with any article of this Lease and in particular Article 7.1(c)of this Contract, without prejudice to the Lessor to request termination of the lease as well as damages-interest.

It is further expressly agreed that, in the event that, due to violation of the special regulations on the activities of the Lessee or the use of the Building, the Lessee or Lessor is ordered to temporarily or permanently close the Building, such closure will not result in termination of the Lease, nor the reduction or elimination of the financial charges which the Lessee is required to pay under this Lease, and without prejudice to the rights reserved to the Lessor to terminate the Lease contract for non-use of the Building. He will therefore remain bound, throughout the whole duration of this possible closure, for the payment of rent and other Charges and Accessories payable under the Lease as for the execution of all articles and all conditions of this Lease.

(iii)
In application of the regulations relative to installations classified for the protection of the environment, all of the lots provided under the lease have been subject of a single application for an operating license filed on July 4, 2008 against a receipt issued to the Lessor by the prefecture of Eure.

(iv)	In order to meet the needs of the Lessee, this application has been subject to additions and amendments and an application for additional authorization dated April 30, 2010.

(v)	A change of use declaration will be made by the Lessor at the prefecture of Eure.

(vi)
In the context of relations with the competent authority in terms of installations classified for protection of the environment, the Lessee will be the legal operator.As such, the Lessee agrees not to make any approach towards this administration without the prior written consent of the Lessor.

Failing to comply with the above prohibition, the Lessee will assume all of the consequences that may ensue. In the event that the unauthorized actions of the Lessee result in a reconsideration of the order of the prefect, the Lessee shall pay Lessor the equivalent of [-------------]33 of rent as additional damages and interest, and this, notwithstanding the provisions of Article 9.

In the event that by fault of the Lessee, this approval is subject to removal and/or the Lessor is held legally liable because of the operations of the Lessee, the Lease will be automatically terminated without compensation to the Lessee, the Lessor reserves to be compensated for his loss by the Lessee.

(d)	Use of devices- Storage - Floor load

(i)	Use of devices and others

The Lessee shall not make use of slow-burning appliances or devices producing noxious gases, other than machinery for the filming of pallets, and more generally any dangerous device, the Lessor not being responsible for accidents and injury which may ensue.

He shall not use equipment that may be heard outside the Building or that will disturb the neighborhood.

The Lessee will be personally responsible, when using radio, television or others, for the noise cancellation or other interference disturbing his own airwave reception, without recourse against the Lessor.

The Lessee shall be personally responsible, at his own risk, perils and costs, for any claim by neighbors or third parties, particularly for noise, lightning, heat, interference, vibrations.

The Lessee shall subscribe to the maintenance contracts necessary to meet his obligations and maintain these as current throughout the duration of the Lease and will provide copies of these to the Lessor.This obligation to subscribe to maintenance contracts will not apply to a particular item of equipment in the event that the Lessor subscribes himself to such a maintenance contract for this equipment and notifies the Lessee.In this case, the Lessee shall repay the Lessor for all of the costs arising from the maintenance contracts subscribed to by him.

The Lessee shall subscribe, with certified agencies, to contracts for equipment verification, electrical installations, fire extinguishers, sprinkler systems and heating, and will comply with the requirements of these agencies. The Lessee shall carry out all periodical safety audits on all of these facilities and provide proof of this to the Lessor. He must show proof, on the first request of the Lessor, of the subscription to all contracts necessary or useful for the technical management of the Building with qualified companies, the respect of the conditions of guarantee for the various builders or installers and of the implementation of these controls.In case of an observed deficiency, the Lessor may, after notice by registered letter with return receipt which remains unfruitful for more than 15 days, appoint a certified inspection body and have these verifications carried out at the Lessee's expense.

33 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.33.

The Tenant shall also subscribe to a fire prevention policy (Prevention et Conseil Incendie AP) with an agency certified by APSAD (Assemblée Plénière des Sociétés d'Assurances Dommages), and agrees to comply with the measures advocated by this agency to maintain compliance with fire safety standards for the facilities delivered by the Lessor who is responsible for such compliance on the delivery date.Similarly, he agrees to respect (i) the APSAD rules governing methods of storage and operation of premises equipped with sprinklers, and (ii) the APSAD rules governing installation of Fire Hose Cabinets and Portable Fire Extinguishers.

In addition, in the event that the Lessee wishes terms of storage or to store specific goods other than those permitted by the APSAD rules for sprinklers, and if it is thus necessary to modify or expand the installation of sprinklers to accommodate this, the Lessee agrees to reimburse the Lessor for all of the costs incurred by the Lessor for the modification or extension of the system.

(ii)	Storage

The Lessee is prohibited from storing or placing in the Building, any gas, combustible or toxic materials and more generally any hazardous materials other than the products which were subject of the Operating License and under the conditions prescribed by the Operating License and the applicable regulations for installations classified for protection of the environment.

(iii)	Floor load

The Lessee shall not surpass the floor load capacity and, if in doubt, will verify the authorized weight with the Building Architect.

(e)	Aesthetics - Signs - Antenna

The Lessee may affix any sign, plaque and other objects visible from outside the Building; the Lessor should however beheld harmless in this regard. In particular, the Lessee will be personally responsible to obtain all necessary approvals from the competent services with respect to signs or other installations. He must also ensure that and supports are compatible with the stresses and strains which may result from weather conditions and validate the system envisaged with the architect who designed the building.

(f)	Common areas

The Lessee agrees to comply with the terms and conditions of any internal rules which may apply to the Building, including those relating to the enjoyment and use of Common Areas, so that Lessor shall be held harmless with respect to other owners or occupants of the Building.

7.2	Environmental Protection

(a)
The Lessor must deliver to the Lessee a Building with no pollution of any kind and declares in terms of a pollution research audit that will be presented by the Lessor to the Lessee within a period not exceeding three months from the date of signing of this Lease, that there is no pollution affecting the said Building.The Lessor shall remain liable for any pollution that is discovered after the Lease comes into effect and which has its origin in the past.

The Lessee will take all necessary measures and comply with all measures prescribed by law or by the regulations in force in order to preserve the Building, at any time, from any form of pollution.

If one way or another, as a result of actions or lack of actions of the Lessee, his employees, agents or contractors, pollution is revealed, the Lessee will be held liable.He must then perform all of the work necessary to remove the source of pollution and to eliminate all of the consequences, in or on the property of the Lessor, as well as in or on adjacent properties in such a way that the Lessor is free from any liability.

(b)
To this end, he undertakes to inform the Lessor immediately upon the discovery of pollution which would be imputable to him and to appoint, at his expense, an expert who is recognized and certified, in advance, by the Lessor, whose purpose will be to investigate the nature and extent of the pollution and the means to be implemented in order to remove the source and eliminate all of the consequences. A copy of the report will be communicated, without delay, by the Lessee to the Lessor. In addition, in the event that the Lessor has incurred expenses for research and monitoring, related either to the establishment of the remedial work to be carried out, or to monitor the work carried out by the Lessee, the latter agrees to reimburse the Lessor for all of these costs.

(c)
If, following the discovery of pollution, negotiations must be entered into with the competent authorities or third parties, the Lessee shall be responsible for conducting these negotiations. He must however keep the Lessor fully and completely informed of the progress of the negotiations and, at the request of the Lessor, involve the Lessor in these negotiations.

The work to remove sources of pollution that are imputable to him and the elimination of its consequences will be carried out by the Lessee at its own expense exclusively and under the supervision of the expert appointed in accordance with Article7.2(b) above. The Lessee and the expert must keep the Lessor regularly informed of the progress of the work.

(d)
On the completion of the work by the Lessee, the expert will be required to verify the elimination of the sources of pollution and the elimination of all of its consequences, to prescribe additional work, where appropriate, and to monitor the carrying out of this work.

(e)	At the end of the Lease, prior to his departure:

(i)
The Lessee will confirm to the Landlord in writing that no pollution has occurred or, otherwise, that all sources and consequences of pollution have been eliminated. The Lessor may have the declarations by the Lessee verified by any recognized expert of his choice. If the Lessor's expert concludes that pollution exists, in any form whatsoever, the Lessee undertakes to perform all of the necessary work, in order to remove the sources and eliminate all of the consequences, under the conditions stipulated in this Article7.2, under the supervision and control of the expert appointed by the Lessor. All of the costs for the work and the expertise will be borne by the Lessee;

(ii)
without prejudice to the provisions of paragraph (i) above, the Lessee will submit to the Lessor a copy of all documents related to the cessation of activity sent or received from the competent authorities relating to installations classified for the protection of the environment, confirming that no pollution has occurred on the site, or otherwise, that all measures for reinstatement prescribed by the prefectural authority have been carried out (in particular, the file declaring the cessation of activity, the notification receipt, the latest land control plan, brief and statement of re-examination conducted by the competent authorities, remediation report, phase 1-phase 2).

7.3	Maintenance Repairs Work

(a)	Maintenance Repair Work on the Premises

(i)	State of the Premises upon the entry into possession

The Lessee will accept the Premises in the condition that they are found on the Date of Delivery, as has been set out in Article 2.3 of this Contract.

(ii)	Modification Work

The Lessee may not make any modifications to the Premises nor carry out any work, demolition, construction, make holes in the walls, ceilings, beams and flooring, partitioning and interior layout without the express written authorization by the Lessor and if applicable according to the conditions defined by him. For this purpose, the Lessee shall deliver to the Lessor a file containing the plans and a detailed description of the project that the Lessee proposes to undertake. The Lessor will make his decision within a period of one (1) month after receipt of the plans and descriptions.

Exceptionally, partitioning and work on the internal layout by the Lessee shall only be subject to prior notification in writing by the Lessor.

Work which is of a structural nature will be carried out under the supervision of the Building Architect, and the fees of the latter will be borne by the Lessee.

For the complete duration of the Lease, the Lessee shall carry out the necessary work so that the Premises are continuously in compliance with all Applicable Regulations, present or future, particularly in matters of health, safety and the environment.

(iii)	Maintenance Repairs

The Lessee shall, for the duration of the Lease, maintain the Premises in a good state of repair and carry out under his responsibility and at his expense all repairs of any kind whatsoever in the Premises, so that on his departure, the Premises are returned in good condition and state of repair. It is specified that work resulting from wear and obsolescence is at the Lessee's expense. The Lessor shall be under no obligation in this respect.

The Lessee shall maintain in good condition and state of repair, operation, security and cleanliness, under his own responsibility and at his own expense, the Premises, all of the installations, equipment, furnishings, accessories, and windows located on the Premises.

The Lessee agrees to comply with any changes in the regulations applicable to his activity and to respect scrupulously and to implement at his own expense all of the requirements for compliance or others that may be imposed by any governmental authority as regulations for classified facilities (DRIRE, SDIS, ....) from the date the lease comes into effect, and until the expiration of the Lease and its successive renewals, regardless of the form in which these requirements have been imposed and to carry out at his own expense all of the necessary work, with the exception of work pertaining to the real estate property, the Lessor being bound for compliance of the Premises to the applicable regulations based on the original authorizations.

He must carry out at his own expense the repainting of the interior of the Premises as often as necessary, as well as on the expiration of the Lease at its original term or in case of early termination.

The Lessee shall maintain the flooring in good condition and in particular remedy all defects.

(iv)	Failure of Lessee to carry out work

The Lessee agrees that failure to have carried out himself any of the maintenance, repair and replacement work under his responsibility by virtue of paragraphs (ii) and (iii) above, the Lessor will have the work done in his place  within thirty (30) days after a formal notice sent to the Lessee remains without response. The costs and expenses for the said work shall be considered as Charges and Accessories and will be reimbursed by the Lessee to the Lessor in accordance with Article 6.4 of this Contract.

(v)	Results of improvements and work

All of the work, embellishments, modifications, improvements, installations and construction whatsoever, including, where appropriate that which may be imposed by laws or regulations carried out in the Premises by the Lessee at his expense, will automatically and without formality become property of the Lessor at the end of this Contract or if the Lessee leaves before the end of the occupation of the Premises, without compensation. The Premises must be returned in good condition and state of repair. The Lessor however reserves the right to require that the Premises be restored to the original state at the expense of the Lessee.

(b)	Maintenance Repair Work on the Building and the Common Areas

(i)
The Lessor shall be responsible for routine maintenance, the completion of maintenance, repair, improvement, replacement work and generally all necessary work related to the Building and the Common Areas. The Lessor will delegate the carrying out of the maintenance and other work to a Building manager, subject to the provisions of Article 7.6 below.

The Tenant will accommodate without compensation or reduction of Rent, notwithstanding Articles 1723 and 1724 of the Civil Code, any repairs, any work, any modifications, any raising of new stories or even any new construction carried out by the Lessor, or any other person duly authorized by the Lessor, in the Premises, the Building or the adjacent buildings, the Common Areas, whatever its duration, even if it exceeds forty (40) days, as well as the work prescribed by the administrative authorities, and this without prejudice of Article 7.3(a) of this Lease.

The Lessor shall have the right (with reasonable notice and at a time agreed with the Lessee) to maintain, use, repair and replace the ducts, conduits, cables and wiring serving the Building and which passes through the Premises.

The Lessee shall bear at his own expense, all changes of inlets and connections, all replacements of meters and interior installations which may be required by companies or agencies distributing water, gas, electricity, heating or telephone.

(ii)
The Lessee shall install at his own expense and without delay all of the formwork, decorations and installations in the Premises, either for the research and repairing of leaks of any kind, or in general for the carrying out of any work. He must install at his own expense and without delay, at the time that renovations are being carried out, all fixtures, signs and other installations on the facade of the building, whose removal is useful for the carrying out of the work.

The Lessee shall immediately notify the Lessor of any claim which may involve the liability of the former and of any repairs of which he assumes control, which may become necessary during the Lease, under penalty of being held personally liable to repay to the Lessor the amount of the direct or indirect prejudice which may result from the claim and/or delay in the declaration being made with the insurance company. It is expressly agreed that when work becomes necessary because of construction defects occurring within ten (10) years from the date of acceptance of work subject to a ten-year warranty and when the repair costs for these defects will be covered by construction insurance policies, in this case, the Lessor will enact such construction insurance policies.

If the Lessee fails to immediately notify the Lessor of the occurrence of damage to enable the latter to enact and report within the time period stipulated in the building insurance policies subscribed to, and if by reason of such failure, the damages cannot be repaired under such insurance, the Lessee must at his own expense, carry out the necessary work to repair the damages in question. Similarly if the Lessee has by his fault prevented the enactment of the said insurance.

7.4	Reimbursement for Charges and Accessories

The Lessor intends to collect a rent net of all taxes, levies, charges and expenses of any kind.Accordingly, the Lessee shall bear the expenses for the Premises and his Share of Common Expenses under the conditions described below.

(a)	Premises

When an expense, provision of service or tax concerns only the Premises, it shall be borne exclusively by the Lessee.

As such, the financial cost for maintenance, repairs and all work mentioned above in Articles 7.3(a) and 0 are the responsibility of the Lessee, except for the work and repairs as set out in Article 606 of the Civil Code.

(b)	Common Expenses

The Lessee shall repay to the Lessor in addition to the Rent and in accordance with Article 6.4(b) his share of the Common Expenses, plus VAT.

The common areas are defined as the parts of the building not intended for the exclusive use of the Lessee.

They include:

1) The expenses related to the building where the Tenant is not the sole tenant of the whole building, including in particular: the installations and premises associated with the boiler and sprinkler, the local caretaker, the roofs, the Passageways, the parking spaces, the networks of fluids of all kinds serving the building, the green spaces and more generally all equipment or areas and volumes contributing to the building services, or safety, the said list being only indicative and not exhaustive

The Lessee shall bear such expenses in proportion to the surface area leased with respect to the total surface area for the building.

2) The expenses related to the Building, i.e., in particular those concerning green spaces and common passageways for the buildings, if applicable the tenants' association (ASL) charges.

These also include the cost of equipment maintenance in the Hétrel Bosc area (infiltration basins, retention pond, sewage treatment, irrigation valves, fire network), and the cost of waste analysis which will be invoiced to him by the municipality or responsible agency.

These expenses will be borne by the Tenant in proportion to the surface area of the buildings located on the property tax base shown in the overall plan attached below (Appendix 8).As a guide, the annual budget to be allocated was € [------------]34 in 2009.

In the event that the reimbursement of certain expenses, taxes and services become prohibited by a legal provision, the Lessee agrees from this point forward that the main Rent is increased by an amount equal to the amount refunded for the previous year if application of the clause becomes illegal.

7.5	Duties/levies and taxes

The Lessee shall repay to the Lessor, his share, for the Common Areas inclusive, of all taxes, duties and levies for which the Lessor is liable, and in particular the municipal taxes (waste removal tax, street sweeping tax, sanitation tax), property tax, the annual tax on the premises used as offices, storage, and for business, or for polluting establishments without the said being limiting and all fees and taxes that may subsequently be in addition to these or replace them, such that the Lessor shall be held harmless.

Generally, he shall reimburse the Lessor for his proportionate share of any new tax, fee or charge, municipal, regional, national or European, which may be created and apply to the Premises and/or the Building.

34 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.34.

7.6	Exception to the repayment of expenses

The Lessee carrying out his equipping of the Premises during the three months preceding June 1, without however storing merchandise, it is agreed between the parties that the Charges will be applicable as of June 1, 2011.

1) the management fees for the building which will only be chargeable under the rental expenses up to a ceiling of € [----------------]35 per year provided that the Lessee leases the Entire Building and that he be transferred the operating license and that he provides directly the maintenance for the building, green spaces and facilities.

2) the Lessor's insurance premiums referred to in Article 7.8 for which a quote from various solvent companies having their headquarters in France will be requested by both the Lessee and the Lessor on the basis of an identical policy providing the same coverage. The invoicing will be done based on the lowest bidding company.

The Lessor reserves however the option to choose the company but may not seek reimbursement from the Lessee except for the amount of the lowest premium.

7.7	Visits to the Premises

(a)
The Lessee shall allow entry to the Premises at any time, to the Lessor, his agents, architects, contractors, workers, to (i) visit and check the condition of the Premises and the Building, subject to the respect of a prior warning period of 48 hours except in the case of an emergency (ii) to repair and maintain the Building and the Premises in case of default by the Lessee if he has not fulfilled the obligations set out in Article 7.3of this Contract.

When notice of a holiday has been served by one or other of the parties, or in the event of the sale of the Premises or the Building, the Lessee shall allow visits to the Premises by all persons accompanied by a representative of the Lessor, each working day between ten (10) a.m. and five 5) p.m. In addition, the Lessor shall have the right to affix a sign listing the rental or sale of all or part of the building.

7.8	Insurance

(a)	Insurance by the Lessor

The Lessor shall insure with legally solvent insurance companies:

(i)	The Building including all buildings by use or accession and all fixtures, equipment and common installations, including the sprinklers against all risks usually insured by an owner, including:

-	fire and lightning,

-	all explosions,

-	electrical damage,

-	falling aircraft and airborne objects,

-	impact by vehicles belonging to a third party,

-	hurricanes, cyclones, tornadoes, storms,

-	smoke,

-	strikes, riots and civil commotions,

35 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.35.

-	vandalism and malicious acts,

-	water damage,

-	broken windows for the common areas,

-	attacks.

The insurance provides extended coverage including in particular the loss of rents for a minimum duration of two (2 years) and expert fees as well as all other events not mentioned above which appear appropriate to the Lessor.

In the event that the building is destroyed and if the building can be rebuilt, the policy will cover the reconstruction costs for the building and the losses related to this situation such as loss of rent. In the event that the building cannot be rebuilt, the policy will provide for the repayment of the highest value, either the market value for the Building excluding the land value such that it would have been on the date preceding the day of the loss or the purchase price of the Building by the Lessor excluding the land value as well as all losses related to this situation.

(ii)
His civil liability due to injury and/or material damage and/or consequential damage caused to third parties because of the Building and common facilities, as well as the activities of personnel responsible for the maintenance and monitoring of these facilities.

The Lessor reserves the right to cover any other risks. All of the insurance will be subject to the terms and conditions, limitations and exclusions of the policies subscribed to by the Lessor.

The Lessee shall repay to the Lessor (i) the insurance premiums that the Lessor must pay in respect of all insurance policies taken out by him for the Building against fire and loss and other risks generally insured and (ii) any premium borne by the Lessor because of the Lessee or the activity carried out by him, subject to the provisions of Article 7.6.

The payment of insurance premiums will be made in accordance with Article6.4 of this Contract, the latter being considered as Charges and Accessories.

In addition, the Lessor undertakes to:

-
renounce and to have renounced by his insurer or insurers any recourse against the Lessee and his insurer or insurers in the event of damage caused to the Building such as defined in Article 7.10including the events mentioned above, as well as all losses and particularly any resulting rental losses;

-
renounce and have renounced by his insurer or insurers any recourse against the other tenants or occupants of the Building and their respective insurers, this renunciation being expressly granted provided that the other tenants and/or occupants and their respective insurers have granted a similar renunciation with respect to the Lessor and his insurers.

(b)	Insurance by the Lessee

The Lessee undertakes to take out insurance for the duration of the Lease from a legally solvent insurance company having its head office or any of its branches in France, covering:

(i)	his civil liability, recourse by third parties and neighbors, and claims that may be brought against him by third parties due to his use by fact or otherwise;

(ii)
all of the amenities, installations that have been made to the Building and all objects, materials or merchandise garnishing the Building against fire hazards, explosions, floods, strikes, riots, thefts, attacks and broken windows;

(iii)
his civil liability for any injury or material damage caused directly or indirectly or by virtue of the carrying out of work in the Building or because of his activity or use of the facilities and installations in the Building, or because of his employees.

(iv)	Operating losses incurred due to claim events covered for the minimum amount of time of 12 months.

In addition, the Lessee shall subscribe to fire protection coverage (Prévention et Conseil Incendie AP) with an agency approved by the APSAD (Assemblé Plénière des Sociétés d'Assurances Dommages), and agrees to comply with the measures advocated by this organization. Similarly, he agrees to respect (i) the APSAD rules governing the storage conditions and the use of premises equipped with sprinklers, and (ii) the APSAD rules governing installations of Fire Hose Cabinets or Portable Fire Extinguishers, in such a way in particular that the Lessor is not subject to any extra premiums for his own insurance policies, particularly those set out in Article 7.8(a)(i).Failing compliance with the obligations incumbent on him under this Article, the Lessee agrees from this point forward to assume the costs of the extra premiums which are claimed by the Lessor's insurers, due to this non-compliance. If non-compliance is found during at the time of a claim, and if because of this the Lessor's insurers apply a proportional rule when settling the claim, the Lessee shall repay to Lessor all sums for which he is not paid by his insurers because of the proportional rule.

In addition, in the event that the Lessee wishes terms of storage or to store specific goods other than those permitted by the APSAD rules for sprinklers, and if it is thus necessary to modify or expand the installation of sprinklers to accommodate this, the Lessee agrees to reimburse the Lessor for all of the costs incurred by the Lessor for the modification or extension of the system.

In addition, the Lessor undertakes to:

-	not violate in any way whatsoever any of the clauses of his insurance policy(ies) which may lead to their termination thereof or therein;

-
renounce and have renounced by his insurer or insurers any recourse against the Lessee and his insurer or insurers in the event of damage caused to his goods as defined above, particularly by the events mentioned above, as well as all losses and particularly resulting in operating losses;

-
renounce and have renounced by his insurer or insurers any recourse against the other tenants or occupants of the Building and their respective insurers, this renunciation being expressly granted provided that the other tenants and/or occupants and their respective insurers have granted a similar renunciation with respect to the Lessor and his insurers.

-	regularly pay at their due date, the premiums for his insurance policy(ies);

-	provide proof on the first request of the Lessor of the execution of the preceding articles, by the production of the insurance policy or policies and receipts for the premiums relating thereto;

-
notify the Lessee immediately of the occurrence of any incident, under penalty of remaining personally liable for damages for the amounts that could not, as a result of the failure or delay of such notification, be usefully claimed from the Lessor's insurance company.

Mention must be made in the Lessee's insurance policy(ies) that the termination of this or these may only be effective fifteen (15) days after notification made to the Lessor by the insurer.

The Lessee delegates to the Lessor the benefit of his or her insurance policies on first request by him, to enable him to exercise his lien as lessor on any compensation that should be paid to him in the event of a claim.

7.9	Liability and Recourse

The Lessee expressly waives all claims and actions whatsoever against the Lessor and in particular in the following cases, without this being limiting:

-
either because of the partial or total destruction of his furniture or his merchandise, or because of loss of use, even if total or partial loss of his business, including intangibles attached to the said business;

-
in case of theft, embezzlement, attacks, any other criminal acts or other assaults that the Lessee may be victim of in the Building, the Lessee making it his personal business to ensure as he deems proper the guarding and monitoring of the Building and his property;

-	for any accidents or damage which may occur in the Building, particularly due a result of broken water mains, gas, water, electricity or any equipment whatsoever;

-
for any irregularity, accident or interruption in water, gas, electricity, heating services, elevators, air conditioning, telephone, sewer or other similar services, the Lessor is not obliged in addition to forewarn the Lessee of such interruptions; and in the event of absence or insufficient maintenance and repairs on the building the Lessee may not request any compensation or reduction in rent for any interruption or irregularity in these services;

-	In case of defect or failure of the Building, the Tenant waiving invocation of the provisions of sections 1719 (with the exception of article 1719-1°), 1720 and 1721 of the Civil Code;

-	for any action based on Article 1719-3° of the Civil Code in respect of disturbances that may be caused directly or indirectly by third parties, by assault or otherwise.

7.10	Destruction of the Premises

(a)
If the Premises are destroyed completely by obsolescence, flood, strike, acts of war, civil war, riot or other cause beyond the control of the Lessor, the Lease will be automatically terminated, without compensation. In the event of expropriation for public utility, nothing may be claimed of the Lessor, all rights of the Lessee being reserved against the expropriating party.

(b)	If the Premises are destroyed or rendered unusable in part through decay, flood, strike, acts of war, civil war, riot or other cause beyond the control of the Lessor:

The Lessor alone shall have the option either to legally terminate without compensation, or not to terminate the lease by granting an abatement of Rent for the partial loss of use.

It is specified that in this second case, and provided that the Lessor rebuilds the Building within a time period of three (3) years maximum, the Lease will continue to apply to the whole of the Premises and the abatement of rent will be calculated based on the useful area destroyed.This calculation will be done by an expert selected by common agreement between the Parties.

Failing agreement, an expert will be appointed, at the request of Lessor, by the President of the District Court ruling in summary proceedings.

The fees and expenses for the proceedings and the expert appointed by agreement or judicially shall be borne equally between the Lessor and the Lessee.

7.11	Transfer Sublet - Lease management - Security pledge

The Lessee is prohibited from granting the use of the Premises to anyone and in any form whatsoever, whether temporarily or for free and precariously. The Lessee shall have the right to subcontract all or part his logistical services to any logistician of his choice and in the event of choice of a single logistics provider to transfer the operating license to him.

(a)	Transfer

The Lessee may not assign his lease to anyone except to a successor of his business ..In this case, the Lessee shall notify the Lessor at least two (2) months before the expected date of signing of the transfer deed for the business, so that he may contribute in the conveyance, accompanied by the transfer documents, financial statements and operating accounts for the last three fiscal years and documents attesting to the experience and competence of the transferee to operate a site constituting a site classified for protection of the environment.

In the case of transfer of the Lease rights (even included in the transfer of the business), the Lessee shall remain jointly guarantor for his assignee and all subsequent assignees for the payment of the Rent, and the Charges and Accessories, and the execution of the articles and conditions of the Lease.

It is understood that the term "transfer" includes any form of transfer, capital investment, merger, division.

The transfer will become effective only when the original of the Security Deposit fully paid is provided to the Lessor.

To be valid, any transfer of the rights to the Lease must be done by deed legally with the contribution of the Lessor duly summoned as provided for above. An executable copy of the deed of transfer shall be issued without charge to the Landlord.

(b)	Sublet - election of residence

The Tenant may not sublet, domicile, or substitute any person or company, even freely, in the Premises except with the prior written consent of the Lessor.It is recalled that logistics services provided in the Building will not be treated as a sublease.

The express authorization of partial subletting which may possibly be granted does not imply, in any event, derogation from the indivisibility of the Lease agreement set forth in Article 12.1 of this Contract for the exclusive benefit of the Lessor.

In the event that a sublease or domiciliation is nonetheless expressly authorized by the Lessor, the Lessee shall remain the guarantor of the obligations of his sub lessee(s) as well as any resident; he agrees to refer in the text of the sublease and any domiciliation documents to the prior and written consent of the Lessor.

The Premises forming an indivisible whole in the common intention of the Parties, the sublease(s) will not be opposable to the Lessor and will include an express waiver by the sub-lessee(s) for any action and any right to renewal of the sublease against the Lessor.

Moreover, the Lessee agrees to pay his sub lessee(s) any compensation, of any nature whatsoever, which may be due under in application of the Commercial Code or the Decree on commercial leases, with the Lessor being saved and held harmless from legal action.

The outfitting and restoration of the Premises, resulting from sub-letting, are the sole responsibility of the Lessee.

This article must be reproduced in all sublease and domiciliation contracts.

(c)	Lease management

The Lessee shall not, without the express and written consent of the Lessor, provide his business operated in the Premises for lease management, under penalty of unenforceability to the Lessor of the lease management granted in violation of this article and even termination of the Lease, if the Lessor sees fit.

The Lessee shall personally use the Premises.

7.12	Information and cooperation provided by the Lessee

Within fifteen (15) days of a request made to him by the Lessor, the Lessee shall provide to the Lessor, as soon as they have been approved by the general meeting of the Lessee's shareholders, the balance sheets, income statements, schedules and certified annual report, relative to his latest fiscal period.

The Lessee agrees to accept, within fifteen (15) days of the Lessor's request, an assignment or partial delegation by the Lessor, to any third party/any bank of the rights to the receivables under the Lease, within the limits of the amounts owed to the Lessor under the Lease as well as in the limit of the amounts that the Lessor owes to the delegate/transferee.

In addition, in the event of sale of the Building or transfer of the Lessor's company, the Lessee shall, at the request of the Lessor, at any time issue a statement certifying that:

-	the usage of the Premises is in compliance with the Lease and its Appendices;

-	he has complied with all obligations imposed upon him by the Lease and its Appendices;

-	if necessary, that there exists on the date of the declaration, no legal action pending or disagreement with the Lessor which could lead to a subsequent judicial action.

-	The Lessor agrees to notify the Lessee not later than within 15 days of the event of the transfer of the Building or of any transfer of control of the leasing Company.

8.	RESTORATION OF THE PREMISES AT THE END OF THE LEASE

At the end of the Lease for any reason whatsoever and on the departure of the Lessee, an inventory of the premises will be performed jointly either by the Parties or by bailiff order in the presence of the Parties and at their shared expense.

This inventory of the premises will include notably a statement of the repairs, work, restoration and maintenance work for which the Lessee is responsible under the Lease and not performed by him.

The cost to carry out these said repairs and this work will be estimated either by the Building Architect if the Parties are in agreement, or failing agreement by an expert appointed by order made by the President of the District Court in a summary proceeding on the request of the Lessor.

The costs estimated by the Building Architect or the expert as well as the costs relating to the establishment of the inventory of the premises, the fees of the expert or of the Building Architect shall be borne by the Lessee and the amount included in the statement of account issued at the end of Lease and referred to in Article 6.4(b)(iii).

9.	RESOLUTORY CLAUSE

The Lessor shall be entitled, if he sees fit, to invoke the legal termination of the Lease, without the need to have the termination ordered in court nor to complete any other formalities in any of the following situations:

(a)
failure to pay in full when it is due of a single term of rent, the Charges and Accessories, or any other amounts payable by the Lessee under the Lease, one (1) month after a simple request for payment remains without effect;

(b)
in the event of failure by the Lessee to carry out any of the clauses, charges and conditions of the Lease, one (1) month after a simple warning remains without effect in the carrying out of the clause, charge or condition at issue.

If the Lessee refuses to leave immediately, he will be evicted on simple provisional order, notwithstanding any subsequent offers, conciliations or execution.

In all cases, the cost of the order or proceedings and, possibly, the attorney or bailiff fees shall be reimbursed by the Lessee to the Lessor.

In addition, in the event that the Lessor pursues legal action or takes precautionary measures against the Lessee, he shall be entitled to compensation at the flat rate of 10% of the amounts for which the procedure is initiated, the said compensation being intended to cover the miscellaneous expenses and fees incurred for the recovery.

In all cases where the Lease is terminated pursuant to this Article, the Lessee will be required to pay the rent and the Charges and Accessories up to the date of his departure.

Moreover, if, by delaying tactics, the Lessee succeeds in staying temporarily in the Building, he shall be required to pay the Lessor compensation for occupancy equal to double the normal rent (plus the amount of the Charges and Accessories) not subject to review, payable for the period between the date of discharge or termination and that of the actual departure of the Lessee from the Building without the Lessor being required to prove any damages of any kind (any month being due in its entirety).

In addition, the amount of the security deposit will be forfeited to the Lessor as a penalty clause, without prejudice to his right to pursue by all legal means, the payment of the amounts owed by the Lessee, the carrying out of the conditions of this Contract (notably insofar as concerns the return of the Building) and payment of all damages-interest.

10.	TECHNOLOGICAL OR NATURAL RISK PREVENTION PLAN

10.1	Existence of a technological risk prevention plan (PPRT) and a natural risk prevention plan (NRPP)

In accordance with Articles L. 125-5 and R. 125-23 to R. 125-27 of the Environment Code, the tenants of real estate property located in an area covered by a prescribed or approved PPRT or NRPP, or in a NRPP for which have been made effective immediately or within a seismic zone, are informed by the lessor of the existence of these risks.

The Lessor declares that to his knowledge, the Building is not as of this date located in an area covered by a prescribed or approved PPRT or NRPP, or a NRPP for which some provisions have been made effective immediately or within a seismic zone. Theconsultation of Files on PRIM Net however shows that the Criquebeuf-sur-Seine site is located in a risk zone for the Transportation of Dangerous Goods.

A copy of this statement is attached as Appendix 6.

The Lessee declares that he has full knowledge of this statement, and that he will make it his personal business without recourse against the Lessor.

10.2	Existence of an event giving rise to insurance compensation for a "natural disaster" or "technological disaster"

According to Articles L. 125-5-IV and R 125-27 of the previously cited Environment Code, when a built building has suffered damage leading to the payment of compensation pursuant to Article L. 125-2 or Article L. 128-2 of the Insurance Code, the lessor is obliged to notify the tenant of any event occurring during the period that he has owned the building or of which he himself has been informed in application of these said provisions.

The Lessor declares that to his knowledge, the Building has not been subject to any event that has resulted in the payment of insurance compensation for natural disaster risks (Art. L. 125-2 of the Insurance Code) or technological risks (Article L. 128-2 of the Insurance Code).

11.	APPLICATION OF PAYMENTS

In the event of dispute, the application of payments made by the Lessee will be made by the Lessor in the following order:

-	recovery and procedural costs,

-	damages and interest,

-	interest,

-	security deposit and adjustment of the security deposit,

-	rent receivables and occupation allowances; for this item, the application of the charges will be made by priority by the Lessor against the amounts that have not been the subject of dispute,

-	provisions for expenses.

12.	MODIFICATIONS - TOLERANCE - INDIVISIBILITY

12.1	The parties expressly agree that the building forms an indivisible whole. The Lease is declared indivisible for the sole benefit of the Lessor.

In the case of transfer and subletting expressly authorized by the Lessor, the Lessee, the co-lessees, transferees, assignees and successive assignees will stand jointly both for the payment of the rent, the Charges and Accessories as for the execution of the clauses, charges and conditions of the Lease.

12.2	This Contract expresses the complete agreement between the Parties with respect to the Lease and annuls and replaces any previous agreements, written or verbal, relating directly or indirectly.

12.3	Any modification of the Lease will only result from an amendment signed by both Parties.

Such modification shall in no case be inferred either from the tolerance or the passivity of the Lessor, the former remaining free to request at any time and without notice the respect and full application of all terms and conditions of the Lease.

13.	REGISTRATION

The parties grant all powers to the bearer of a copy of this contract for the purpose of requesting the formality of Registration from the competent Office.

14.	NOTIFICATION – ELECTION OF RESIDENCE – TIME PERIODS

14.1	Notification

Any notification provided for under this Contract shall, to be valid, be made to the residence herein elected either by registered letter with return receipt requested, or by order of bailiff.

The first presentation of a registered letter will be considered to be the receipt thereof.

14.2	Election of residence

Parties elect residence for the purposes of this document, its effects and consequences respectively at their addresses indicated above.

To be enforceable, any change of residence must be notified to the other Party in the manner provided for in Article 14.1.

14.3	Time periods

All of the time periods provided for in this Contract, unless otherwise stated, refer to calendar days and months.

In the case of notification, they do not include the day of receipt.

3rd PART

Specific conditions applicable to the above leases (see calculation sheet in Appendix 10)

Specific conditions No. 1

Designation of the premises

Cells 1 to 4 representing [-------------]36 net floor area for a warehouse, loading areas, water station and technical areas and 858.65 m² net floor area for offices and social areas in accordance with the plans attached hereto.

Duration

A fixed and irrevocable duration of 9 complete and consecutive years from June 1, 2011

Rent

The amount of the rent is set at: € [-------------]37 excluding VAT/expenses per year [-------------]38.

The Lessor grants to the Lessee an exemption of rent for a duration of three months from the date the lease comes into effect.

Security deposit

The amount of the security deposit is set at: €[ ------------]39 excluding VAT. [------------]40

Provisions for expenses.

By way of derogation, for the first year, the common charges will be paid quarterly by the Lessee to the Lessor upon the presentation of invoices.

Specific conditions No. 2

Designation of the premises

A cell No. 5 of [-------------]41 net floor area for warehouse, loading zone, water station in accordance with the plans on the plan included as an appendix hereto.

36 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.36.

37 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.37.

38 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.38.

39 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.39.

40 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.40.

41 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.41.

Duration

A fixed and irrevocable duration of 6 complete and consecutive years from June 1, 2011

Rent

The amount of the rent is set at: € [------------]42 excluding taxes/expenses per year [------------]43

Security deposit

The amount of the security deposit is set at: € [----------------]44 excluding taxes. [-------------]45

Provisions for expenses.

By way of derogation, for the first year, the common charges will be paid quarterly by the Lessee to the Lessor upon the presentation of invoices.

Specific conditions No. 3

Designation of the premises

An extension of [-------------]²46 net floor area or [-------------]47 net floor area made up of one or two cells in accordance with the plans attached hereto

Duration

A duration of 9 years from the time of Delivery, including a fixed period of 4 complete and consecutive years, the right to terminate as set out in Article L 145-4 of the Commercial Code at the end of the first three year period will be postponed to the end of the fourth year according to the same terms.

Rent

The amount of the rent is set based on [-------------]48 €/m² of net floor area plus a rent supplement of [------------]49€/m² of net floor area excluding VAT, for the paved areas corresponding to the normeT34 Category 1, adjusted for the effect of the variation in the index of construction costs between the date the main lease takes effect and the day of Delivery.

42 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.42.

43 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.43.

44 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.44.

45 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.45.

46 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.46.

47 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.47.

48 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.48.

49 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.49.

Security deposit

The amount of the security deposit will be set at [------------]50 months of the annual rent before taxes as set out above.

Provisions for expenses.

The amount of the provision for expenses for the first year is set at the amount of the expenses for the previous year in proportion to the surface area.

APPENDICES

Appendix 1 - Plans

Appendix 2 - Description

Appendix 3 - Additional submission for operating license

Appendix 4 - Building permit order of December 2, 2008

Appendix 5 - List of common areas

Appendix 6 - Statement of natural and technological risks

Appendix 7 - Availability plan

Appendix 8 - Layout plan

Appendix 9 - HEQ work statement

Schedule 10 - Rent calculation worksheet

Completed and signed in two (2) original copies

in Paris

May 12, 2010

The LESSOR, the company GEMFI, represented by Mr. Serge SAINT-GENES /s/ Serge SAINT-GENES	The LESSEE, the company INTER PARFUMS, represented by Mr. Philippe BENACIN /s/ Philippe BENACIN

50 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.144.1.50.